UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 12, 2016

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Blue Bird Boulevard Fort Valley, Georgia	31030
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (478) 822-2801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2016 (the “Closing Date”), Blue Bird Corporation (the “Company”), School Bus Holdings, Inc. (“SBH”) and certain of its subsidiaries and affiliates entered into a credit agreement (hereinafter the “Credit Agreement”), by and among (i) Blue Bird Body Company, as the borrower (the “Borrower”) and (ii) the Company, SBH, Peach County Holdings, Inc. (“Peach”) and Blue Bird Global Corporation (formerly, Blue Bird Corporation) (collectively with the Company, SBH and Peach, the “Parents”), as guarantors, and Bank of Montreal, as Administrative Agent and an Issuing Bank, Fifth Third Bank, as Co-Syndication Agent and an Issuing Bank and Regions Bank, as Co-Syndication Agent, together with the other lenders party thereto. The credit facility provided for under the Credit Agreement consists of a term loan facility in an aggregate initial principal amount of $160.0 million (the “Term Loan Facility”) and a revolving credit facility with aggregate commitments of $75.0 million, which revolving credit facility includes a $15.0 million letter of credit sub-facility and $5.0 million swingline sub-facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, each a “Credit Facility” and collectively, the “Credit Facilities”). The borrowings under the Term Loan Facility, which were made at the initial closing, may not be re-borrowed once they are repaid. The borrowings under the Revolving Credit Facility may be repaid and reborrowed from time to time at our election. The proceeds of the loans under the Credit Facilities that were borrowed on the Closing Date were used to finance in part, together with available cash on hand, (i) the repayment of certain existing indebtedness of the Company and its subsidiaries and (ii) transaction costs associated with the consummation of the Credit Facilities.

The Term Loan Facility and the Revolving Credit Facility each mature on December 12, 2021, which is the fifth anniversary of the effective date of the Credit Agreement. The interest rate on the Term Loan Facility is (i) from the Closing Date until April 1, 2017, an election of either base rate plus 1 point or LIBOR (floor of 1 point) plus 2 points and (ii) commencing with the fiscal quarter ending on April 1, 2017 and thereafter, dependent on the Total Net Leverage Ratio (as defined below) of the Company, which may elect either base rate or LIBOR pursuant to the table below:

Level	Total Net Leverage Ratio	ABR Loans	Eurodollar Loans
I	Less than 2.00x	0.75%	1.75%
II	Greater than or equal to 2.00x and less than 2.50x	1.00%	2.00%
III	Greater than or equal to 2.50x and less than 3.00x	1.25%	2.25%
IV	Greater than or equal to 3.00x	1.50%	2.50%

Under the Credit Agreement, the principal of the initial Term Loan Facility must be paid in quarterly installments on the last day of each fiscal quarter, in an amount equal to (i) $2.0 million per quarter beginning on the last day of the Company's second fiscal quarter in 2017 through the last day of the Company's first fiscal quarter in 2020, (ii) $3.0 million beginning on the last day of the second fiscal quarter of the Company in 2020 through the last day of the first fiscal quarter of the Company in 2021 and (iii) $4.0 million beginning on the last day of the second fiscal quarter of the Company in 2021 through the last day of the fourth fiscal quarter of the Company in 2021, with the remaining principal amount due at maturity. The loans under the Credit Facility may be prepaid without penalty or premium. Certain mandatory prepayments in respect of the outstanding loans or the term loans, as applicable, are required, including prepayments from the proceeds of certain dispositions and the incurrence of certain debt obligations, as well as prepayments based on the annual excess cash flow of the Company and its subsidiaries.

The obligations under the Credit Agreement and the related loan documents (including without limitation, the borrowings under the Credit Facilities and obligations in respect of certain cash management and hedging obligations owing to the agents, the lenders or their affiliates), are, in each case, secured by a lien on and security interest in substantially all of the assets of the Parents and the Borrower, with certain exclusions as set forth in a Collateral Agreement entered into by the Parents and the Borrower on the Closing Date.

Up to $75.0 million of additional term loans and/or revolving credit commitments may be incurred under the Credit Agreement (the “Incremental Facility”), subject to certain limitations as set forth in the Credit Agreement. The Incremental Facility is not a committed facility, and would require further commitments from the existing lenders or from new lenders.

There are customary events of default under the Credit Agreement, including, among other things, events of default resulting from (i) failure to pay obligations when due under the Credit Agreement, (ii) insolvency of the Company or its material subsidiaries, (iii) defaults under other material debt, (iv) judgments against the Company or its subsidiaries, (v) failure to comply with certain financial maintenance covenants (as set forth in the Credit Agreement) or (vi) a change of control of the Company, in each case subject to limitations and exceptions as set forth in the Credit Agreement.

The Credit Agreement contains negative and affirmative covenants affecting the Parents, the Borrower and their subsidiaries, with certain exceptions set forth in the Credit Agreement. The negative covenants and restrictions include, among others: limitations on liens, dispositions of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates (including management fees and compensation), dividends, distributions and other restricted payments, change in fiscal year, fundamental changes, amendments to and subordinated indebtedness, restrictive agreements, sale and leaseback transactions and certain permitted acquisitions. Dividends, distributions, and other restricted payments are permitted in certain circumstances under the Credit Agreement, including, among other exceptions, (i) in an amount up to the cumulative available amount of excess free cash flow that is not required to be used to prepay the outstanding loans under the Credit Agreement, subject to certain adjustments, provided that there is not a continuing default, the Company maintains a Total Net Leverage Ratio on such date that is 0.25x less than the ratio required by the Credit Agreement at such date and the Company and its subsidiaries have at least $5,000,000 in the aggregate of Unrestricted Cash (as defined in the Credit Agreement) plus remaining availability under the revolving commitments, (ii) in an amount that would not cause the Total Net Leverage Ratio to exceed 2.75 to 1.00, provided that there is not a continuing default and the Company and its subsidiaries have at least $5,000,000 in the aggregate of Unrestricted Cash plus remaining availability under the revolving commitments, (iii) to make payments under the Certificate of Designations of the Company in an amount up to the cumulative available amount of excess free cash flow that is not required to be used to prepay the outstanding loans under the Credit Agreement, subject to certain adjustments, provided that there is not a continuing default, the Company maintains a Total Net Leverage Ratio that does not exceed 3.25 to 1.00 and the Company and its subsidiaries have at least $5,000,000 in the aggregate of Unrestricted Cash plus remaining availability under the revolving commitments and (iv) in an amount not to exceed $15,000,000 provided that there is not a continuing default.

The Company must also maintain a Total Net Leverage Ratio, defined as the ratio of (a) consolidated net debt to (b) consolidated EBITDA (which includes certain add-backs that are not reflected in the definition of Adjusted EBITDA appearing elsewhere in our periodic reports filed with the Securities and Exchange Commission consisting of losses or gains on asset dispositions, and non-cash losses or gains on swap agreements) at the end of each fiscal quarter for the consecutive four fiscal quarter period most recently then ending. The Total Net Leverage Ratio requirements are as follows:

Period	Maximum Total Net Leverage Ratio
Closing Date through the third fiscal quarter of the 2017 fiscal year	4.00:1.00
Fourth fiscal quarter of the 2017 fiscal year through the first fiscal quarter of the 2019 fiscal year	3.75:1.00
Second fiscal quarter of the 2019 fiscal year and thereafter	3.50:1.00

As of December 12, 2016, the actual Total Net Leverage Ratio was 1.7:1.00.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The disclosure contained in Item 1.01 above is incorporated herein by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement dated as of December 12, 2016 by and among Blue Bird Corporation, School Bus Holdings, Inc. and certain of its subsidiaries and affiliates and Bank of Montreal, as Administrative Agent and an Issuing Bank, Fifth Third Bank, as Co-Syndication Agent and an Issuing Bank and Regions Bank, as Co-Syndication Agent, and the other lenders party thereto, together with certain exhibits.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

Dated:	December 15, 2016	By:	/s/ Paul Yousif
Paul Yousif
General Counsel and Corporate Treasurer